UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2018

STANDARD DIVERSIFIED INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36696	56-1581761
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 Mineola Boulevard Mineola, NY	11501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 248-1100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.  Unregistered Sales of Equity Securities.

On November 1, 2018, Standard Diversified Inc. (the “Registrant”) entered into a Stock Purchase Agreement pursuant to which it has agreed to purchase, for approximately $1.8 million, all of the equity interests in Century Casualty Company, a Georgia domiciled insurance company with licenses in Georgia and Alabama.  The transaction is expected to close in the first quarter of 2019.  The purchase price will be paid in the form of shares of the Registrant’s Class A common stock, par value $0.01, (the “Common Stock”). The number of shares at Common Stock to be issued will be determined based on the volume-weighted average price of the Common Stock for the 30 trading days immediately prior to the Closing Date, and an amendment to this Form 8-K will be filed to report the number of shares so issued when determined. The shares will be issued to two entities, both of which are “accredited investors” as such term is defined in Regulation D under the Securities Act of 1933, as amended.  There are no discounts or commissions in connection with the sale of these shares, which when issued will be issued in accordance with Rule 506 under said Regulation D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD DIVERSIFIED INC.

Date: November 6, 2018	By:	/s/ Ian Estus
	Name:	Ian Estus
	Title:	President and Chief Executive Officer